Exhibit 23.2

To the Board of Management and Stockholders of

NXP Semiconductors N.V.

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form F-1/A of our report dated April 16, 2010 (except as to Note 1, under paragraph “Reverse stock split”, which is as of                         ), relating to the consolidated financial statements of NXP Semiconductors N.V. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Amsterdam, the Netherlands, July... , 2010

The foregoing consent is in the form that will be signed upon completion of the 1-for-20 reverse stock split of the common stock of NXP Semiconductors N.V., described in Note 1 under paragraph “Reverse stock split” to the consolidated financial statements and assuming that from April 16, 2010 to the date of such completion no other material events have occurred that would affect the accompanying financial statements and disclosure therein.

/s/    Deloitte Accountants B.V.

Amsterdam, the Netherlands, July 22, 2010